UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): December 16, 1998


                               FACTUAL DATA CORP.
             (Exact name of registrant as specified in its charter)


          Colorado                      0-24205                   84-1449911
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                              5200 Hahns Peak Drive
                          Fort Collins, Colorado 80538
                    (Address of principal executive offices)



                                 (970) 663-5700
              (Registrant's telephone number, including area code)



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ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

On December 16, 1998, Factual Data Corp. (the "Company") closed its acquisition of Mortgage Credit Services, Inc. ("MCSI") pursuant to a Plan and Agreement of Merger (the "Agreement"). The Company and its franchisees and licensees provide information services, including mortgage credit reports, to mortgage and consumer lenders, employment screening services ("EMPfacts") and credit and tenant screening services ("QUICKpeek Tenant"). MCSI is headquartered in Houston, Texas and operates in Texas, Kansas, Ohio, Arizona and Oklahoma.

Pursuant to the Agreement, the Company acquired MCSI in a forward triangular merger with the Company's wholly owned subsidiary FDC Acquisition, Inc. in exchange for $446,000 cash (subject to adjustment for receivables, payables and closing items) and shares of the Company's restricted common stock valued at $1,784,000. The Company also agreed to assume approximately 9,000 square feet of office space and intends to continue operations at such facility. In connection with the merger, the Company obtained employment and non-competition agreements with David R. Tamuty and Larry W. Knigge, two of MCSI's principal shareholders.



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ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(a) It is impracticable to provide financial statements relative to MCSI at this time. In accordance with Item 7(a)(4), the Company will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 60 days after this report on Form 8-K must be filed.

(b) It is impracticable to provide pro forma financial information relative to MCSI and the Company at this time. In accordance with Item 7(a)(4), the Company will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 60 days after this report on Form 8-K must be filed.

(c)  Exhibits.

      2.1 Plan and Agreement of Merger between and among Factual Data Corp., FDC Acquisition, Inc. and Mortgage Credit Services, Inc. dated December 16, 1998.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FACTUAL DATA CORP.



Date:  December 28, 1998               By:  /s/Jerald H. Donnan
                                            -------------------
                                               Jerald H. Donnan,
                                               Chief Executive Officer

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